Bruker and 10x Genomics Reach Global Settlement of Patent Litigation

BILLERICA, Massachusetts – May 14, 2025 – Bruker Corporation (Nasdaq: BRKR) today announced that Bruker and 10x Genomics have reached a final settlement to resolve their patent disputes and dismiss multiple litigations, with global patent cross license agreements between the two companies. In connection with the settlement, all ongoing lawsuits and administrative proceedings filed by both companies in several countries, including actions pending in the United States, in Germany, and before the European Unified Patent Court, will be withdrawn.

“We’re pleased that we have reached a worldwide settlement with 10x, putting an end to all litigation between us,” said Mark R. Munch, Ph.D., President of the Bruker Nano Group. “This is a great outcome for the scientific community, who can continue their work using Bruker’s CosMx® and GeoMx® spatial biology platforms without concern that litigation could interfere with their advancements in oncology, neurobiology, and other fields of research. We’re excited to be able to focus on the impact and value that these products provide for discovery research, translational research and precision medicine and we’re happy to have the distraction and expense of these legal cases behind us.”

About Bruker Corporation – Leader of the Post-Genomic Era

Bruker is enabling scientists and engineers to make breakthrough post-genomic discoveries and develop new applications that improve the quality of human life. Bruker’s high-performance scientific instruments and high-value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular, and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, improved productivity, and customer success in post-genomic life science molecular and cell biology research, in applied and biopharma applications, in microscopy and nanoanalysis, as well as in industrial and cleantech research, and next-gen semiconductor metrology in support of AI. Bruker offers differentiated, high-value life science and diagnostics systems and solutions in preclinical imaging, clinical phenomics research, proteomics and multiomics, spatial and single-cell biology, functional structural and condensate biology, as well as in clinical microbiology and molecular diagnostics. For more information, please visit www.bruker.com.

Investors:
Joe Kostka
Director, Investor Relations
Bruker Corporation
T: +1-978-313-5800
E: investor.relations@bruker.com

Media:
Johnny Lyssand
Director, Downstream Marketing
Bruker Spatial Biology
T: +1 (206) 790-2843
E: john.lyssand@bruker.com